Exhibit 99.1

Contacts
For Mondelēz International:		For Trian:
Michael Mitchell (Media) +1-847-943-5678 news@mdlz.com	Dexter Congbalay (Investors) +1-847-943-5454 ir@mdlz.com	Anne A. Tarbell +1-212-451-3030 atarbell@trianpartners.com

Mondelēz International Adds Nelson Peltz
to Board of Directors

DEERFIELD, Ill. – Jan. 21, 2014 – Mondelēz International, Inc. (NASDAQ: MDLZ) today announced that it has added Nelson Peltz, Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (“Trian”), to its Board of Directors.  With the addition of Peltz, the Mondelēz International Board of Directors expands to 12 members, 11 of whom are independent and all of whom are elected annually.  Peltz will also be included in the company’s slate of nominees for election to the Board at the 2014 Annual Meeting of Shareholders.
“We believe that Nelson will be a valuable addition to our Board,” said Irene Rosenfeld, Chairman and CEO. “We respect his more than 40 years of business and investment experience as well as his expertise helping consumer products companies leverage their brands and improve operating and financial performance.  We welcome his input as we deliver superior shareholder returns.”
“The Mondelēz International Board is dedicated to maintaining a group of highly engaged, world-class professionals with significant operating experience in multifaceted global businesses,” said Mark Ketchum, Lead Director.  “We’re pleased to have Nelson join our Board and are confident that he will be an important contributor.”
“As one of the company’s largest shareholders, with a current beneficial ownership of more than 46 million shares, Trian has long seen enormous opportunities in the company’s portfolio of strong global brands,” said Peltz. “Irene Rosenfeld is a CEO who has created substantial value for shareholders over the course of her career.  I look forward to working closely and constructively with Irene, the Board and management team toward our shared goals of driving growth, improving margins and increasing value for all shareholders.”

About Nelson Peltz
Nelson Peltz founded Trian in 2005 with Peter May and Ed Garden. From 1993 to 2007, he served as Chairman and CEO of Triarc Companies, Inc., which then owned the Snapple Beverage Group, which was sold to Cadbury Schweppes Plc and Arby’s Restaurant Group, Inc., which was sold to a private equity firm, as well as other consumer and industrial businesses. From 1983 until 1988, Peltz was Chairman and CEO of Triangle Industries, Inc., which was a Fortune 100 Industrial Company following the acquisition of American Can Company’s packaging business and the formation of American National Can Company until Triangle was acquired by Pechiney, S.A. From 2003 to 2006, Peltz served as a director of Encore Capital Group, Inc., a leading provider of debt management and recovery solutions. From 1996 to 1999, he was Chairman of the Board of National Propane Corporation, the managing general partner of National Propane Partners, L.P., a distributor of liquefied petroleum gas, which was sold to the Columbia Energy Group. From 1984 until 1992, he was Chairman and Chief Executive Officer and a director of Avery, Inc. which, from 1986 to 1989, was primarily engaged in the manufacture and sale of specialty chemicals through Uniroyal Chemical, which was sold in a management buyout. He began his business career in 1963 when he joined his family food business.

Peltz currently serves as non-executive Chairman of The Wendy’s Company, the second-largest quick service restaurant company in the United States.  He also serves as a director of Legg Mason, Inc., an asset management firm, and Chair of its Nominating and Corporate Governance Committee.  In addition, Peltz is on the board of directors of Ingersoll-Rand Plc, a global diversified industrial company.  He previously served as a director of H.J. Heinz Company, a global packaged food manufacturer, until it was sold to Berkshire Hathaway and 3G Capital.

About Trian Fund Management, L.P.
Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic redirection, more efficient capital allocation and increased focus.

About Mondelēz International
Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.